Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form 10-K of Dynamic Short Short-Term Volatility Futures ETF, a series of Dynamic Shares Trust (the “Fund”), of our report dated June 13, 2022, with respect to the statement of financial condition of Dynamic Short Short-Term Volatility Futures ETF, as of December 31, 2021, and the related statements of operations and changes in shareholders’ equity for the period April 28, 2021 (the Fund’s effective date) to December 31, 2021, and the related notes (collectively, the “financial statements”), which report appears in the December 31, 2021 annual report on Form 10-K of Dynamic Shares Trust.

BBD, LLP

Philadelphia, Pennsylvania
June 13, 2022